Exhibit 10.5.1

AMENDMENT TO EMPLOYMENT AGREEMENT

The following Amendment (“Amendment”) to that certain [First Amended and Restated] Executive Employment Agreement dated as of September 27, 2021, by and between [named executive officer] and Mesa Laboratories, Inc. (the “Employment Agreement”), is made effective as of [effective date, 2025] (the “Effective Date”).

WHEREAS, Mesa Laboratories, Inc. (the “Company”) and [named executive officer] (“Executive”) entered into the Employment Agreement in order to set forth the terms and conditions of Executive’s continued employment with the Company; and

WHEREAS, the Company and Executive now wish to amend the Employment Agreement to change the definition of “Normal Retirement” and to make certain other modifications to the Employment Agreement.

NOW THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.	Normal Retirement. As of the Effective Date, Section 5(g) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(g) Normal Retirement. Executive may retire from employment at any time pursuant to a Normal Retirement, as defined below. For purposes of this Agreement, “Normal Retirement” shall mean:

(1) Effective prior to June 8th, 2025 for purposes of Section 7(f)(i) and (ii), and effective for awards issued prior to June 8th, 2025 for purposes of Section 7(f)(iii), Normal Retirement shall mean that Executive retires from employment on or after attaining age 65 and providing 90 days’ Notice of Termination to the Company.

(2) Effective on and after June 8, 2025 for purposes of Section 7(f)(i) and (ii), and effective for awards issued on or after June 8th, 2025 for purposes of Section 7(f)(iii), Normal Retirement shall mean that Executive voluntarily terminates employment at or after reaching age 60 with at least 5 years of employment service with the Company, an Affiliate, and any predecessor entity acquired by the Company, provided that (i) Executive has provided at least twelve months advance written Notice of Termination to the Company (which period may be waived or shortened in either case if the Company determines that (I) the amount of notice given is sufficient to allow the Company ample time to ensure that its operations are not disrupted as a result of the Executive’s termination, (II) the Executive’s termination was initiated for health, personal or family reasons, or (III) the Company otherwise determines that retirement on an accelerated timeline is in the best interests of the Company), (ii) the Executive is not leaving to take a job with a competitor of the Company or an Affiliate in any country in which the Company or any Affiliate does business or has material plans to do business (including a remote position whose functions involve such a country), and the Executive’s post-termination activities are not expected to violate any restrictive covenants applicable to the Executive, and (iii) the Executive has engaged in appropriate succession planning activities, including, but not limited to (A) identifying and mentoring internal succession candidates, (B) coordinating with Human Resources and external executive search consulting firms (if applicable) with respect to locating and hiring an external successor, (C) developing a strategic succession plan, (D) agreeing to an appropriate and reasonable overlap or transition period with any successor (that does not extend past the end of the required notice period above), and (E) taking any other actions necessary or appropriate to otherwise minimize disruption to the Company’s operations post-retirement. The Company and Executive agree that the purpose of Normal Retirement is to assist Executive in transitioning from being a full-time participant in the workforce in an orderly manner that respects the Company’s best interests, and this definition shall be construed consistent with such purpose.”

2. Clawback. As of the Effective Date, Section 11 of the Employment Agreement is
deleted in its entirety and replaced with the following:

“11. Clawback. Executive hereby agrees to comply with the Company’s Executive Compensation Clawback Policy as well as any “clawback” obligations pursuant to applicable law, rules, and regulations, including NASDAQ (or other national securities exchange, if applicable) listing rules.”

3. Restrictive Covenants. As of the Effective Date, Section 13 of the Employment Agreement is deleted in its entirety and replaced with the following:

“13. Other Agreements. Executive agrees to adhere to the terms of the separate agreement(s) involving restrictive covenants (including non-competition and non-solicitation), confidentiality, intellectual property protection, or assignment of inventions agreements executed in connection with Executive’s employment with the Company, which agreement(s) survive and remain in force in accordance with their terms. Executive understands that his receipt of benefits under this Agreement (including, without limitation, the ability to exercise or receive payment under any equity incentive awards that remain outstanding after termination of employment) are conditioned on Executive’s compliance with such agreement(s).”

4. Effect on Employment Agreement. The Employment Agreement shall remain unchanged and in full force and effect except as otherwise set forth in this Amendment.

5. Execution of Confidentiality, Non-Compete, and Non-Solicitation Agreement. Executive’s execution of the Confidentiality, Non-Compete, and Non-Solicitation Agreement attached hereto as Exhibit A is a condition of this Amendment, and this Amendment shall not be effective until such agreement is executed by Executive.

[Signature Page Omitted]